Exhibit 2.1

*Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Greenpro Capital Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.*

SALE & PURCHASE AGREEMENT FOR THE ACQUISITION

of

100% OF THE SHARES AND ASSETS OF GREENPRO RESOURCES LIMITED.

a company incorporated under the laws of the British Virgin Islands

(“GRBV”)

Dated as of July 28, 2015

THIS AGREEMENT(“Agreement”) is between Greenpro Capital Corp., a Nevada corporation (“GRNQ”) and Greenpro Resources Limited., a BVI corporation (the “GRBV”). Greenpro Capital Corp. and Greenpro Resources Limited are referred to herein individually as a “Party” and collectively as the “Parties”.

Collectively the Parties

WHEREAS , GRNQ desires to purchase 100% of the Issued and Outstanding shares of GRBV, together with all of the assets of GRBV (the “Business Assets”) on the terms and subject to the conditions set forth herein and;

WHEREAS , GRBV owns the property and assets, described more fully in Exhibit A and;

WHEREAS , GRNQ has agreed to issue 9,070,000 restricted shares of GRNQ’s common stock to GRBV and pay US$25,500 in cash to the shareholders of GRBV to acquire 100% of the shares and assets of GRBV for a cost of US$3,200,000 and;

WHEREAS , GRNQ feels it is in its best interest that it acquire the aforesaid shares and assets at ($0.35 per share GRNQ value) and;

WHEREAS , LEE CHONG KUANG, the President, Chief Executive Officer and Director of GRNQ is the Company’s signing authority.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1      On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, GREENPRO RESOURCES LIMITED hereby agrees to sell, assign, transfer convey and deliver to GRNQ, 100% of the shares and the assets in GRBV, for US$3,200,000, together with all of its rights, titles and interests in the business assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Business Assets in keeping with the intentions and the spirit of this Agreement.

1.2      GRNQ hereby agrees to purchase and acquire 100% of the shares of GRBV and all of its Business Assets from GRBV and issue GRBV an aggregate of 9,070,000 new Common Shares of the Company and aggregate of US$25,500 in cash, and that this shares issuance and cash represents payment in full of the US$3,200,000 noted in paragraph 1.1.

1.3      It is understood by the Parties that the 9,070,000 shares of GRNQ so issued as payment for the business assets will be restricted shares as required by Rule 144 of the United States Securities Act (the “Act”) and shall display a restrictive legend as required by the United States Securities and Exchange Act.

1.4      On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, GRBV hereby agrees to transfer control of the shares and assets of GRBV to GRNQ through the acceptance and confirmation of the issuance and granting, by GRNQ, of 9,070,000 newly issued shares of GRNQ which shares, represents the full purchase price of 100% of the shares of GRBV and all of its assets as described in Exhibit A.

ARTICLE II

CLOSING

2.1      The consummation of the transfer by GRBV to GRNQ, and the acquisition by GRNQ of GRBV and its assets by the issuance of 9,070,000 new Common Shares of GRNQ and payment of US$25,500 in cash shall occur not later than August 6, 2015 (the “Closing Date”). Immediately at the Closing Date, GRNQ shall deliver, or cause to be delivered, to GRBV, a board resolution confirming the issuance of 9,070,000 Common Shares that are being sold, assigned, and conveyed to the shareholders of GRBV, such board resolution shall be duly executed, endorsed and/or authenticated for delivery to GRBV.

2.2      Immediately after the Closing, GRNQ shall deliver to GRBV, Stock certificate(s) representing 9,070,000 shares issued in the name or names designated by GRBV. It is understood that the stock certificates so delivered will display the required restrictive legend pursuant to Rule 144 of the United States Securities and Exchange Act.

2.3      On or before August 28, 2015, GRBV shall deliver, for transmittal to GRNQ, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 100% of the shares of GRBV and its assets specifically detailing the assets and an asset valuation by a third party valuator.

ARTICLE III

EXECUTION

3.1      GRNQ shall execute and deliver to GRBV, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of GRNQ.

3.2      GRBV shall execute and deliver to GRNQ, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 100% of the shares of GRBV and all of the assets of GRBV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GRNQ

GRNQ hereby represents and warrants to GRBV as follows (it being acknowledged that GRBV is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of GRNQ hereunder):

4.1       Authorization . GRNQ, represented by Lee Chong Kuang, the President, Chief Executive Officer and Director of GRNQ has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GRNQ, and this Agreement is enforceable with respect to GRBV in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which GRNQ is a party or by which GRNQ or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to GRNQ or the assets or properties of GRNQ.

4.2       Legality of Shares . To the best of GRNQ’s knowledge, the Common Shares, when delivered as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Common Shares, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares as set forth in this Agreement, GRBV will receive title to the Common Shares thereto, free and clear of all liens, encumbrances, charges and claims whatsoever.

4.3       Compliance with Securities Laws .

(a)      No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against GRNQ.

(b)      Neither GRNQ, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

(c)      GRNQ is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

4.4      No undisclosed Issues or Liabilities . GRNQ warrants that to the best of its knowledge there are no, issues that might tend to cause damage to GRNQ or its shareholders, or state or federal regulatory problems of any description.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GRBV

5.1       Authorization . GRBV has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares from GRNQ and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GRBV and this Agreement is enforceable with respect to GRBV, in accordance with its terms.

5.2       Information Regarding this Agreement and the Company . GRBV has obtained such information regarding the financial position and prospects of GRNQ, as GRBV considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares from GRBV pursuant to this Agreement.

5.3       Compliance with Securities Laws .

(a)      No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Malaysia, China, Hong Kong or British Virgin Islands, is pending or threatened against GRBV, or the assets of GRBV.

(b)      Neither GRBV nor its officers or owners have not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c)      GRBV is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

5.4       Disclosure of Transference of Control

(a)      GRBV understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission.

(b)       one or more filings of the Initial statement of beneficial ownership of securities on Schedule 13D or other similar ownership forms.

(c)      GRBV will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

(d)      GRBV will provide a detailed list of GRBV individuals or entities (the “New Shareholders”) designated to receive Common Shares of GRNQ pursuant to issuance of the 9,070,000 Common Shares specified in this Agreement.

(e)      The above noted detailed list of GRBV New Shareholders shall include the full legal name of the individual or entity receiving GRNQ Common Shares, the full address and citizenship or corporate jurisdiction of each New Shareholder (Attached hereto as Exhibit B).

5.5      GRBV warrants that they and GRBV shall deliver to GRNQ all of rights, titles and interests in 100% of the shares of GRBV, the company GRBV and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

5.6      GRBV warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

5.7      GRBV warrants and confirms that immediately upon closing it will, undertake a full and up-to-date audit of the financial position of GRBV, which audit will be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.)

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1       Parties in Interest . This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

6.2       Confidentiality . The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

6.3       Public Announcements.  The parties agree that GRNQ shall be entitled to issue a press release (the “Press Release”) and one or more Form 8-Ks with respect to the announcement of this Agreement and the transactions contemplated hereby (the “Announcements”); provided that unless required by Applicable Law or stock exchange requirements, in no event shall such Announcements disclose the shareholders of GRBV.  GRNQ shall prepare the initial draft of any such Press Release, provide GRBV with a reasonable opportunity (not to be less than two (2) Business Days) to review such release and comment thereon, and consider any such comments of GRBV in good faith and use reasonable efforts to resolve any disagreements with GRBV on the contents of such Press Release before it is issued.  Other than as provided in the preceding sentence with respect to the Announcements, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing requirement of any national securities exchange, both parties shall not issue any such press release or make any such public statement without the prior consent of GRBV (which consent shall not be unreasonably withheld or delayed), GRBV shall not issue any such press release or make any such public statement without the prior consent of GRNQ, and no such press release or public announcement shall disclose the shareholders of GRBV unless required by Applicable Law or stock exchange requirements; provided, however, that if disclosure is required by Applicable Law, both parties shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirements prior to making any disclosure so that such other parties may seek an appropriative protective order; provided, further, that after the transactions contemplated hereby have been announced, GRNQ shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by GRNQ in accordance with the provisions of this Section 6.3 or that are required to be disclosed pursuant to the 1933 Act, the 1934 Act or the requirements of any national securities exchange.

6.4       Governing Law . This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the Hong Kong Special Administrative Region.

6.5       Shares to Be Held In Escrow . The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

6.6       Notices . All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to GRNQ, to:	Greenpro Capital Corp.
Suite 2201, 22/F Malaysia Building
50 Gloucester Road
Wanchai, Hong Kong

(b) If to GRBV, to:	Greenpro Resources Limited
OMC Chambers, Wickham Cay 1, Road Town
Tortola, British Virgin Islands

Either party hereto may change his address by written notice to the other party given in accordance with this Section 6.6.

6.7       Entire Agreement . This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.8       Captions and Headings . The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

6.9       Attorneys’ Fees . In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

GREENPRO CAPITAL CORP.

By:	/s/ Lee Chong Kuang
Designated Signing Authority
Lee Chong Kuang
Chief Executive Officer, President, Director

GREENPRO RESOURCES LIMITED

By:	/s/ Loke Che Chan, Gilbert
Designated Signing Authority
Loke Che Chan, Gilbert
Director

Exhibit A

List of Assets

•	Greenpro Holding Limited

An investment holding company based in Hong Kong. It owns insurance products such as life insurance. Greenpro Holding Limited is a subsidiary wholly-owned by Greenpro Resources Limited.

•	Greenpro Resources (HK) Limited

An investment holding company based in Hong Kong. It owns intellectual properties such as trademarks and patents. Greenpro Resources (HK) Limited is a subsidiary wholly-owned by Greenpro Holding Limited.

Currently, it owns six trademarks as below:

Country of Trademark Registration	Trademark	Certificate/ Reference No
Hong Kong		Trade Mark No : 301686754
Trade Mark No : 302649817
China		Trademark No : 12997818
Trademark No : 12997860
Trademark No : 12997809
Trademark No : 12997877
Singapore		Trademark No : T1311707J
USA		Trade Mark No : 86387297

•	Greenpro Resources Sdn Bhd

An investment holding company based in Malaysia. It owns properties such as real estates and offices in Malaysia, comprising:

1)	Suites D07-06, 7/F The Sky Park, One City, Jalan 25/1, Subang Jaya, 47650 UEP, Selangor Darul Ehsan, Malaysia;
2)	Suites D07-07, 7/F The Sky Park, One City, Jalan 25/1, Subang Jaya, 47650 UEP, Selangor Darul Ehsan, Malaysia;

3)	Room 13-8, The Boulevard Office, Mid Valley City, Lingkaran Syde Putra, 59200, Kuala Lumpur, Malaysia.

Greenpro Resources Sdn Bhd is a subsidiary wholly-owned by Greenpro Resources (HK) Limited.

•	Greenpro Management Consultancy (Shenzhen) Limited

An investment holding company based in Shenzhen, China. It owns properties such as real estates and offices in Shenzhen, China. It provides corporate advisory services such as tax planning, cross-border listing solution and advisory, mergers and acquisitions in China. Greenpro Management Consultancy (Shenzhen) Limited is a subsidiary wholly-owned by Greenpro Resources (HK) Limited.

•	Greenpro Financial Consulting Limited

A financial consultancy company incorporated in Belize. It provides corporate advisory services such as tax planning, cross-border listing solution and advisory, mergers and acquisitions. Greenpro Financial Consulting Limited is a subsidiary wholly-owned by Greenpro Resources Limited.

•	Greenpro Global Advisory Sdn. Bhd.

A business advisory company incorporated in Malaysia, with main focus on business listing solution and advisory. Greenpro Global Advisory Sdn. Bhd. is a subsidiary wholly-owned by Greenpro Financial Consulting Limited.

By:	/s/ Loke Che Chan, Gilbert
Designated Signing Authority
Loke Che Chan, Gilbert
Director